Exhibit 99.1

FOR IMMEDIATE RELEASE

PRA Health Sciences, Inc. Reports Third Quarter 2016 Results and Updates 2016 Guidance

•	$399.8 million of service revenue in the third quarter; 16.0% constant currency growth compared to the third quarter of 2015

•	Third quarter GAAP Net Income per diluted share increased 32.4% to $0.49 per diluted share and GAAP Net Income increased 32.9% to $31.4 million compared to the third quarter of 2015

•	$74.7 million of Adjusted EBITDA in the third quarter; 12.2% growth compared to the third quarter of 2015

•	Third quarter Adjusted Net Income per diluted share increased 23.1% to $0.64 per share and Adjusted Net Income increased 23.5% to $41.0 million compared to the third quarter of 2015

•	Net new business of $519.1 million in the third quarter; Net book-to-bill of 1.30

•	Raised guidance for 2016 service revenue to $1.568 to $1.573 billion, 2016 GAAP Net Income per diluted share to $1.30 to $1.33 and 2016 Adjusted Net Income per diluted share to $2.45 to $2.48

RALEIGH, N.C., November  2, 2016 -- PRA Health Sciences, Inc. (“PRA” or the “Company”) (NASDAQ: PRAH) today reported financial results for the quarter ended September 30, 2016.

For the three months ended September 30, 2016, service revenue was $399.8 million, which represents growth of 15.9%, or $54.7 million, compared to the third quarter of 2015 at actual foreign exchange rates. On a constant currency basis, service revenue grew $55.3 million, an increase of 16.0% compared to the third quarter of 2015.

Net new business for the quarter ended September 30, 2016 was $519.1 million, representing a net book-to-bill ratio of 1.30 for the period. This net new business contributed to an ending backlog of $2.8 billion at September 30, 2016.

“We are pleased to have delivered another quarter with double-digit revenue, earnings and net new business growth year-over-year,” said Colin Shannon, PRA’s Chief Executive Officer. “Our strong financial performance is a reflection of the exceptional service we provide and the continued commitment of our employees to our customers. We are well-positioned to finish 2016 strong and to create sustained value for all of our stakeholders.”

Direct costs were $259.9 million during the three months ended September 30, 2016 compared to $212.8 million for the third quarter of 2015. Direct costs were 65.0% of service revenue during the third quarter of 2016 compared to 61.7% of service revenue during the third quarter of 2015. The increase in direct costs as a percentage of service revenue is primarily related to the favorable impact of recording research and development credits in the third quarter of 2015 that related to prior years. Adjusting for the impact of research and development credits related to prior years, direct costs were 64.1% of service revenue during the third quarter of 2015. The increase in direct costs as a percentage of service revenue is also due to the hiring of billable staff to support our current projects and the hiring of additional staff to support our future growth.

Selling, general and administrative expenses were $67.2 million during the three months ended September 30, 2016 compared to $63.1 million for the third quarter of 2015. Selling, general and administrative costs were 16.8% of service revenue during the third quarter of 2016 compared to 18.3% of service revenue during the third quarter of 2015.  The decrease in selling, general and administrative expenses as a percentage of revenue is attributable to our ability to continue to effectively manage our sales and administrative functions as the Company continues to grow.

Reported GAAP net income was $31.4 million for the three months ended September 30, 2016, or $0.49 per share on a diluted basis, compared to GAAP net income of $23.7 million for the three months ended September 30, 2015, or $0.37 per share on a diluted basis.

Reported EBITDA was $73.8 million for the three months ended September 30, 2016, representing an increase of 6.3% compared to the third quarter of 2015. Adjusted EBITDA was $74.7 million for the three months ended September 30, 2016, representing growth of 12.2% compared to the third quarter of 2015.

Adjusted Net Income was $41.0 million for the three months ended September 30, 2016, representing 23.5% growth compared to the third quarter of 2015. Adjusted Net Income per share was $0.64 for the three months ended September 30, 2016, representing 23.1% growth compared to the third quarter of 2015.

A reconciliation of our non-GAAP measures, including EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per share and full year 2016 guidance, to the corresponding GAAP measures is included in this press release.

Nine Months Ended September 30, 2016 Financial Highlights

For the nine months ended September 30, 2016, service revenue was $1,166.4 million, which represents growth of 15.1%, or $152.8 million, compared to the nine months ended September 30, 2015 at actual foreign exchange rates.  On a constant currency basis, service revenue grew $156.6 million, representing growth of 15.4% compared to the nine months ended September 30, 2015.

Reported GAAP income from operations was $124.1 million, reported GAAP net income was $54.2 million and reported GAAP diluted net income per share was $0.84 for the nine months ended September 30, 2016.

Adjusted Net Income was $116.4 million for the nine months ended September 30, 2016, an improvement of 31.2% compared to the same period in 2015.  Adjusted Net Income per share was $1.81 for the nine months ended September 30, 2016, up 28.4% compared to the same period in 2015.

2016 Guidance

For 2016, the Company is increasing its guidance taking into account strength in the underlying business as a result of the announcement on September 12, 2016 of our partnership with Takeda Pharmaceutical Company and for movements in foreign exchange rates.  As a result the Company is increasing its guidance for service revenue to between $1.568 billion and $1.573 billion, compared to previous guidance of $1.530 billion and $1.570 billion. In addition, we are increasing our GAAP net income per diluted share to between $1.30 and $1.33 per share, compared to previous guidance of $1.08 and $1.15 per share. Finally, we are increasing our Adjusted Net Income per diluted share to $2.45 to $2.48 per share, compared to previous guidance of $2.41 to $2.48 per share. This financial guidance assumes a EURO rate of 1.12 and a GBP rate of 1.31. All other foreign currency exchange rates are as of October 1, 2016.

Conference Call Details

PRA will host a conference call at 9:00 a.m. ET on November 3, 2016, to discuss the contents of this release and other relevant topics. To participate, please dial (877) 930-8062 within the United States or (253) 336-7647 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 97800997. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the PRA website at www.prahs.com/investors. A replay of the conference call will be available online at www.prahs.com/investors. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside the United States. The replay ID is 97800997.

About PRA Health Sciences

PRA (NASDAQ: PRAH) is one of the world’s leading global contract research organizations, or CROs, by revenue, providing outsourced clinical development services to the biotechnology and pharmaceutical industries. PRA’s global clinical development platform includes approximately 70 offices across North America, Europe, Asia, Latin America, South Africa, Australia and the Middle East and approximately 12,400 employees worldwide. Since 2000, PRA has performed approximately 3,400 clinical trials worldwide. In addition, PRA has participated in the pivotal or supportive trials that led to U.S. Food and Drug Administration or international regulatory approval of more than 60 drugs.

PRA has therapeutic expertise in areas that are among the largest in pharmaceutical development, including oncology, central nervous system, inflammation and infectious diseases. PRA believes that it provides its clients with one of the most flexible clinical development service offerings, which includes both traditional, project-based Phase I through Phase IV services, as well as embedded and functional outsourcing services. The Company has invested in medical informatics and clinical technologies designed to enhance efficiencies, improve study predictability and provide better transparency to clients throughout their clinical development processes. To learn more about PRA, please visit www.prahs.com.

Internet Posting of Information: The Company routinely posts information that may be important to investors in the ‘Investor Relations’ section of the Company’s website at www.prahs.com. The Company encourages investors and potential investors to consult the Company’s website regularly for important information about the Company.

Contacts:

Luke Heagle

Pure Communications, Inc.

Director, Investor Relations

910.726.1372

InvestorRelations@PRAHS.com or

luke@purecommunicationsinc.com

Christine Rogers

PRA Health Sciences, Inc.

Director, Public Relations

919.786.8463

rogerschristine@prahs.com

Forward-Looking Statements

This press release contains forward-looking statements that reflect, among other things, the Company’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may constitute forward-looking statements. Without limiting the foregoing, words such as “anticipates,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including that most of the Company’s contracts may be terminated on short notice and that the Company may be unable to maintain large customer contracts or to enter into new contracts; the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; the market for the Company’s services may not grow as the Company expects; the Company may under price contracts or overrun its cost estimates, and if the Company is unable to achieve operating efficiencies or grow revenues faster than expenses, operating margins will be adversely affected; the Company may be unable to maintain information systems or effectively update them; customer or therapeutic concentration could harm the Company’s business; the Company’s business is subject to risks associated with international operations, including economic, political and other risks; the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s expected withdrawal from the European Union; government regulators or customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulations affecting the Company’s business; the Company may be unable to successfully develop and market new services or enter new markets; the Company’s failure to perform services in accordance with contractual requirements, regulatory standards and ethical considerations may subject it to significant costs or liability, damage its reputation and cause it to lose existing business or not receive new business; the Company’s services are related to treatment of human patients, and it could face liability if a patient is harmed; the Company has substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect the Company’s financial condition; and other factors that are set forth in the Company’s filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K filed with the SEC on February 25, 2016. The Company undertakes no obligation to update any forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Use of Non-GAAP Financial Measures

This press release includes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share, each of which are financial measures not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period- to period do not necessarily correspond to changes in the operating results of our business. As a result, management and our board of directors regularly use EBITDA and Adjusted EBITDA as a tool in evaluating our operating and financial performance and in establishing discretionary annual bonuses. Adjusted EBITDA is also the basis for covenant compliance EBITDA, which is used in certain covenants in the credit agreement governing our senior secured credit facilities and the indenture governing the senior notes. In addition, management believes that EBITDA, Adjusted EBITDA and Adjusted Net Income (including diluted adjusted net income per share) facilitate comparisons of our operating results with those of other companies by backing out of GAAP net income items relating to variations in capital structures (affecting interest expense), taxation, and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We believe that EBITDA, Adjusted EBITDA and Adjusted Net Income (including diluted adjusted net income per share) are frequently used by securities analysts, investors, and other interested parties in the evaluation of issuers, many of which also present EBITDA, Adjusted EBITDA and Adjusted Net Income (including diluted adjusted net income per share) when reporting their results in an effort to facilitate an understanding of their operating results.

These non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation, or as a substitute for analysis of our results as reported under GAAP. Additionally, because not all companies use identical calculations, these presentations of EBITDA, Adjusted EBITDA and Adjusted Net Income (including diluted adjusted net income per share) may not be comparable to similarly titled measures of other companies.

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA and Adjusted Net Income (including diluted adjusted net income per share) represent EBITDA and net income (including diluted net income per share), respectively, adjusted to exclude  stock-based compensation expense, loss (gain) on disposal of fixed assets, loss on modification or extinguishment of debt, foreign currency losses and gains, other (expense) income, equity in (gains) losses of unconsolidated joint ventures, transaction-related cost, acquisition-related costs, severance costs and restructuring charges, prior year foreign research and development credits, lease termination costs,  non-cash rent adjustments and other charges. Adjusted Net Income is also adjusted to exclude amortization of intangible assets and amortization of deferred financing costs. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•	EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Constant Currency

Constant currency comparisons are based on translating local currency amounts in the current year period at actual foreign exchange rates for the prior year. The Company routinely evaluates its financial performance on a constant currency basis in order to facilitate period- to- period comparisons without regard to the impact of changing foreign currency exchange rates.

PRA HEALTH SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Service revenue	$399,841	$345,096	$1,166,410	$1,013,582
Reimbursement revenue	53,414	58,414	172,915	171,354
Total revenue	453,255	403,510	1,339,325	1,184,936
Operating expenses:
Direct costs	259,910	212,808	758,333	651,646
Reimbursable out-of-pocket costs	53,414	58,414	172,915	171,354
Selling, general and administrative	67,190	63,091	199,648	182,831
Transaction-related costs	—	—	31,785	—
Depreciation and amortization	17,708	19,762	52,246	58,217
Loss on disposal of fixed assets	219	256	290	451
Income from operations	54,814	49,179	124,108	120,437
Interest expense, net	(13,779)	(15,255)	(42,525)	(46,064)
Loss on extinguishment of debt	—	—	(21,485)	—
Foreign currency gains, net	1,182	3,697	9,264	8,797
Other income (expense), net	20	(947)	(85)	(1,507)
Income before income taxes and equity in gains (losses) of unconsolidated joint ventures	42,237	36,674	69,277	81,663
Provision for income taxes	10,821	10,696	17,869	24,341
Income before equity in gains (losses) of unconsolidated joint ventures	31,416	25,978	51,408	57,322
Equity in gains (losses) of unconsolidated joint ventures, net of tax	33	(2,319)	2,742	(4,061)
Net income	$31,449	$23,659	$54,150	$53,261
Net income per share attributable to common stockholders:
Basic	$0.52	$0.39	$0.89	$0.89
Diluted	$0.49	$0.37	$0.84	$0.84
Weighted average common shares outstanding:
Basic	60,937	60,050	60,579	59,917
Diluted	64,521	63,504	64,268	63,082

PRA HEALTH SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

(unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$130,343	$121,065
Restricted cash	5,235	5,060
Accounts receivable and unbilled services, net	447,146	415,077
Other current assets	42,286	32,574
Total current assets	625,010	573,776
Fixed assets, net	87,712	80,691
Goodwill	985,584	1,014,798
Intangible assets, net	492,243	533,938
Other assets	29,898	25,540
Total assets	$2,220,447	$2,228,743
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,743	$57,096
Accrued expenses and other current liabilities	145,167	139,155
Advanced billings	318,218	333,729
Total current liabilities	500,128	529,980
Long-term debt, net	882,446	889,514
Other long-term liabilities	99,855	106,527
Total liabilities	1,482,429	1,526,021
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.01 par value, 1,000,000,000 authorized shares at September 30, 2016 and December 31, 2015; 61,309,444 and 60,245,009 issued and outstanding at September 30, 2016 and December 31, 2015, respectively	613	602
Additional paid-in capital	863,334	828,347
Accumulated other comprehensive loss	(186,159)	(132,307)
Retained earnings	60,230	6,080
Total stockholders' equity	738,018	702,722
Total liabilities and stockholders' equity	$2,220,447	$2,228,743

PRA HEALTH SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$54,150	$53,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,246	58,217
Amortization of debt issuance costs and discount	3,514	4,822
Amortization of terminated interest rate swaps	3,334	—
Stock-based compensation	4,940	3,634
Non-cash transaction-related costs	29,421	—
Unrealized foreign currency gains	(9,380)	(11,749)
Loss on extinguishment of debt	3,661	—
Deferred income taxes	(8,076)	(2,213)
Equity in (gains) losses of unconsolidated joint ventures	(2,742)	4,061
Other reconciling items	41	2,766
Changes in operating assets and liabilities:
Accounts receivable, unbilled services, and advanced billings	(52,290)	(66,640)
Other operating assets and liabilities	(29,609)	26,043
Net cash provided by operating activities	49,210	72,202
Cash flows from investing activities:
Purchase of fixed assets	(25,657)	(26,035)
Cash paid for interest on interest rate swap	(913)	—
Cash paid to terminate interest rate swaps	—	(32,907)
Investment in unconsolidated joint venture	—	(23,000)
Proceeds from the sale of WuXiPRA	3,700	—
Acquisition of Value Health Solutions, Inc., net of cash acquired	—	(543)
Proceeds from the sale of fixed assets	—	44
Payment of ClinStar, LLC working capital settlement	—	(1,693)
Acquisition of Nextrials, Inc., net of cash acquired	(4,768)	—
Net cash used in investing activities	(27,638)	(84,134)
Cash flows from financing activities:
Proceeds from accounts receivable financing agreement	120,000	—
Repayment of senior notes	(133,559)	—
Repayment of term debt	—	(40,000)
Borrowings on line of credit	110,000	65,000
Repayments on line of credit	(110,000)	(45,000)
Payment of common stock issuance costs	—	(525)
Proceeds from stock option exercises	638	27
Payment of acquisition-related contingent consideration	—	(2,000)
Net cash used in financing activities	(12,921)	(22,498)
Effects of foreign exchange changes on cash and cash equivalents	627	(2,324)
Change in cash and cash equivalents	9,278	(36,754)
Cash and cash equivalents, beginning of period	121,065	85,192
Cash and cash equivalents, end of period	$130,343	$48,438

Supplemental cash flow data
Non-cash investing and financing activities:
Cashless exercises of stock options	$5,278	$1,451
Issuance of common stock for the acquisition of Value Health Solutions, Inc.	$—	$1,582

PRA HEALTH SCIENCES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$31,449	$23,659	$54,150	$53,261
Depreciation and amortization	17,708	19,762	52,246	58,217
Interest expense, net	13,779	15,255	42,525	46,064
Provision for income taxes	10,821	10,696	17,869	24,341
EBITDA	73,757	69,372	166,790	181,883
Stock-based compensation expense (a)	1,666	1,614	4,940	3,634
Loss on disposal of fixed assets, net (b)	219	256	290	451
Loss on extinguishment of debt (c)	—	—	21,485	—
Foreign currency gains, net (d)	(1,182)	(3,697)	(9,264)	(8,797)
Other non-operating (income) expense, net (e)	(20)	947	85	1,507
Equity in (gains) losses of unconsolidated joint ventures, net of tax	(33)	2,319	(2,742)	4,061
Foreign research and development credits (f)	—	(8,496)	—	(8,496)
Transaction-related costs (g)	—	—	31,785	—
Acquisition-related costs (h)	242	(33)	242	184
Lease termination expense (i)	(599)	318	(448)	2,916
Severance and restructuring charges (j)	246	1,635	33	1,789
Non-cash rent adjustment (k)	410	1,286	2,177	2,854
Other charges (l)	—	1,077	—	1,673
Adjusted EBITDA	$74,706	$66,598	$215,373	$183,659

Net income	31,449	23,659	54,150	53,261
Amortization of intangible assets	11,283	14,330	34,255	42,572
Amortization of deferred financing costs	1,171	1,536	3,514	4,822
Amortization of terminated interest rate swaps	1,312	—	3,334	—
Stock-based compensation expense (a)	1,666	1,614	4,940	3,634
Loss on disposal of fixed assets, net (b)	219	256	290	451
Loss on extinguishment of debt (c)	—	—	21,485	—
Foreign currency gains, net (d)	(1,182)	(3,697)	(9,264)	(8,797)
Other non-operating (income) expense, net (e)	(20)	947	85	1,507
Equity in (gains) losses of unconsolidated joint ventures, net of tax	(33)	2,319	(2,742)	4,061
Foreign research and development credits (f)	—	(8,496)	—	(8,496)
Transaction-related costs (g)	—	—	31,785	—
Acquisition-related costs (h)	242	(33)	242	184
Lease termination expense (i)	(599)	318	(448)	2,916
Severance and restructuring charges (j)	246	1,635	33	1,789
Non-cash rent adjustment (k)	410	1,286	2,177	2,854
Other charges (l)	—	1,077	—	1,673
Total adjustments	14,715	13,092	89,686	49,170
Tax effect of total adjustments (m)	5,135	3,538	27,409	13,691
Adjusted net income	$41,029	$33,213	$116,427	$88,740

Diluted weighted average common shares outstanding	64,521	63,504	64,268	63,082

Adjusted net income per diluted share	$0.64	$0.52	$1.81	$1.41

PRA HEALTH SCIENCES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FULL YEAR 2016 GUIDANCE

(in millions, except per share amounts)

(unaudited)

	Adjusted net income		Adjusted net income per diluted share
	Low	High	Low	High

Net income and net income per diluted share	$84.1	$86.0	$1.30	$1.33
Adjustments:
Amortization of intangible assets	45.1	45.1	0.70	0.70
Amortization of deferred financing costs	4.7	4.7	0.07	0.07
Amortization of terminated interest rate swaps	4.7	4.7	0.07	0.07
Stock-based compensation expense (a)	6.8	6.8	0.11	0.11
Loss on disposal of fixed assets, net (b)	0.3	0.3	0.00	0.00
Loss on extinguishment of debt (c)	21.5	21.5	0.33	0.33
Foreign currency gains, net (d)	(9.3)	(9.3)	(0.14)	(0.14)
Other non-operating (income) expense, net (e)	0.1	0.1	0.00	0.00
Equity in (gains) losses of unconsolidated joint ventures, net of tax	(2.7)	(2.7)	(0.04)	(0.04)
Transaction-related costs (g)	31.8	31.8	0.49	0.49
Acquisition-related costs (h)	0.2	0.2	0.00	0.00
Lease termination expense (i)	(0.4)	(0.4)	(0.01)	(0.01)
Non-cash rent adjustment (k)	3.0	3.0	0.05	0.05
Total adjustments	105.8	105.8	1.64	1.64
Tax effect of total adjustments (m)	(31.9)	(31.9)	(0.49)	(0.49)
Adjusted net income and adjusted net income per diluted share	$158.0	$159.9	$2.45	$2.48

(a)

Stock-based compensation expense represents the amount of recurring non-cash expense related to the Company’s equity compensation programs, excluding transaction-related stock-based compensation discussed in footnote (g).

(b)

Loss on disposal of fixed assets represents the costs incurred in connection with the sale or disposition of fixed assets, primarily IT equipment and furniture and fixtures. We exclude these losses from Adjusted EBITDA and Adjusted Net Income because they result from investing decisions rather than from decisions made related to our ongoing operations.

(c)

Loss on extinguishment of debt relates to costs incurred in connection with changes to our long-term debt. We exclude these losses from Adjusted EBITDA and Adjusted Net Income because they result from financing decisions rather than from decisions made related to our ongoing operations.

(d)

Foreign currency (gains) losses, net primarily relates to gains or losses that arise in connection with the revaluation of short-term inter-company balances between our domestic and international subsidiaries. In addition, this amount includes gains or losses from foreign currency transactions, such as those resulting from the settlement of third-party accounts receivable and payables denominated in a currency other than the local currency of the entity making the payment. We exclude these gains and losses from Adjusted EBITDA and Adjusted Net Income because they result from financing decisions rather than from decisions made related to our ongoing operations and because fluctuations from period- to- period do not necessarily correspond to changes in our operating results.

(e)

Other non-operating (income) expense, net represents income and expense that are non-operating and whose fluctuations from period- to -period do not necessarily correspond to changes in our operating results.

(f)

The foreign research and development credits are the result of a comprehensive analysis we have been performing across the organization to determine whether expenditures incurred qualify as research and development as defined by the respective jurisdiction.  The amounts recorded in this line item represent amounts recorded in the current period that related to a prior period.

(g)

Transaction-related costs primarily relate to costs incurred in connection with the March and May 2016 secondary offerings and receivables financing agreement. These costs include $24.5 million of one-time non-cash stock-based compensation expense related to the accelerated vesting and release of the transfer restrictions of certain performance- based stock options and $4.9 million of stock-based compensation expense associated with the release of the transfer restrictions on a portion of service-based vested options in connection with the announcement of our March and May 2016 secondary offerings. In addition, we incurred $2.4 million of third-party fees associated with the secondary offerings and the closing of our accounts receivable financing agreement.

(h)

Acquisition-related costs primarily relate to costs incurred in connection with purchase of the assets of Value Health Solutions, Inc. as well as costs related to other potential acquisitions to enhance our strategic objectives.

(i)	Lease termination expenses represent charges incurred in connection with the termination of leases at locations that are no longer being used by the Company.
(j)

Severance and restructuring charges represent amounts incurred in connection with the elimination of redundant positions within the organization, including positions eliminated in connection with the KKR Transaction and the acquisitions of ClinStar, RPS and CRI Lifetree.

(k)

We have escalating leases that require the amortization of rent expense on a straight-line basis over the life of the lease. The non-cash rent adjustment represents the difference between rent expense recorded in the consolidated condensed statement of operations and the amount of cash actually paid.

(l)	Represents charges incurred that are not considered part of our core operating results.
(m)	Represents the tax effect of the total adjustments at our estimated effective tax rate.

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